SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549

                          -----------------------

                                 FORM 8-K

                              CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported) April 15,
1996

                                UNIFI, INC.
          (Exact name of Registrant as specified in its charter)


New York                     1-10542                  11-2165495
(State or other             (Commission             (IRS Employer
jurisdiction of             File Number)       Identification
No.)
incorporation)

7201 West Friendly Avenue, Greensboro, North Carolina      27410
     (Address of principal executive offices)          (Zip Code)


                              (910) 294-4410
           (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS

     On March 20, 1996, Unifi, Inc. ("Unifi") announced that it would redeem its $230 million in 6% Convertible Subordinated Notes Due 2002 on April 22, 1996. The Notes were redeemed at 103.33% of principal amount, with accrued interest to the date of redemption, or they were convertible by their holders into shares of Unifi Common Stock prior to the close of business on April 12, 1996, on the basis of 33.7 shares of Common Stock for each $1,000 principal amount of Notes (with cash to be paid in lieu of any fractional shares). Unifi was informed on April 12, 1996, by First Union National Bank of North Carolina (paying agent for the Notes) that holders of $51,000 of said Notes had elected to convert their notes into 1,718 shares of Unifi Common Stock plus cash for any fractional shares based on the closing stock price of $23 7/8.

     Unifi will take a one-time extraordinary after-tax charge to its fourth quarter earnings of approximately $6.0 million or $.09 per share as a result of this transaction. The redemption was funded by a $400,000,000 5-year Credit Agreement ("Credit Facility") executed and effective April 15, 1996, between Unifi as Borrower and NationsBank, N.A. ("NationsBank"), Wachovia Bank of North Carolina, N.A. ("Wachovia") and Credit Suisse as Lenders. NationsBank is committed to lend $200,000,000, Wachovia is committed to lend $100,000,000 and Credit Suisse is committed to lend $100,000,000. $239,025,103 of the Credit Facility has been used to fund the above-referenced redemption which was completed on April 22, 1996, and the balance of the Credit Facility will be used for general corporate purposes.

Item 7.  Financial Statements and Exhibits.

(c)  Exhibits.


     (4)  Unifi, Inc. News Release dated March 20, 1996; Unifi,
Inc. Notice of Redemption of 6% Convertible Subordinated Notes
Due 2002 dated March 20, 1996; and First Union National
Certificate of Trustee dated April 24, 1996, filed herewith.


     (10) Credit Agreement dated as of April 15, 1996, among
Unifi, Inc. as Borrower, The Several Lenders From Time To Time
Party Thereto and NationsBank, N.A. as Agent, filed herewith.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        UNIFI, INC.



                            By:       ROBERT A. WARD
                                      Robert A. Ward
                                      Executive Vice President


Dated:  April 25, 1996